


                                                                                                Exhibit No. 11
                                    HARDING LAWSON ASSOCIATES GROUP, INC.

                                     Computation of Net Income Per Share
                                    (In thousands, except per share data)
                                                 (Unaudited)


                                                                            Six Months Ended November 30,
                                                                          1998                       1997

     Weighted average basic shares outstanding                             4,859                     4,929
     Net effect of dilutive stock options
         based on the treasury stock method.                                  61                       102

         TOTAL                                                             4,920                     5,031
===================================================================================================================

     Net income                                                           $1,152                    $1,811
===================================================================================================================

     Basic net income per share                                            $0.24                     $0.37
===================================================================================================================

     Diluted net income per share                                          $0.23                     $0.36
===================================================================================================================